Adsouth Partners, Inc. Announces Third Quarter of 2005 Financial Results

BOCA RATON, Fla - November 15, 2005 - Adsouth Partners, Inc. (OTCBB:ASPR), announced today financial results for the third quarter and nine months ended September 30, 2005. All share information and per share amounts are presented as if the Company's 1-for-15 reverse stock split, which became effective on March 25, 2005, was effective for all periods presented.

The Company reported consolidated revenue for the third quarter of 2005 of $6.5 million, compared to $2 million for the third quarter last year. Consolidated operating income for the third quarter of 2005 was $837,000, compared to $123,000 for same period in 2004. Net income was $816,000 for the third quarter of 2005, compared to $107,000 for the third quarter 2004. The net income attributable to common stockholders for the third quarter of 2005 was $816,000, or $0.11 basic earnings per common share and $0.04 diluted earnings per common share, compared to net income available to common stockholders of $107,000, or $0.02 basic and diluted earnings per common share, for the same period in 2004.

For the first nine months of 2005 consolidated revenue was $9.7 million, compared to $3.8 million for the first nine months of last year. Consolidated operating income for the first nine months of 2005 was $383,000, compared to an operating loss of $3.5 million for the same period in 2004. Operating expenses during the first nine months of 2004 included $4.2 million of non-cash stock-based compensation expense which resulted from the issuance to the Company's officers and other key employees of common stock pursuant to stock grants, and stock options that were granted to consultants. Net loss for the first nine months of 2005 was $415,000, compared to a loss of $3.5 million for the first nine months of 2004. The net loss for the first nine months of 2005 includes $536,000 of loss on the early extinguishment of the convertible notes that were issued in February and May of 2005 and $209,000 of interest expense on the convertible notes that were extinguished in June 2005.The net loss attributable to common stockholders for the first nine months of 2005 was $1.8 million, or ($0.23) per share, basic and diluted, compared to $3.5 million, or ($0.65) per share, basic and diluted, for the first nine months of 2004. In connection with a private placement completed on June 17, 2005, the fair value of the securities issued (including the preferred stock and warrants to purchase common stock) when compared to the net proceeds resulted in a beneficial conversion feature that approximated $1.34 million. For purposes of calculating per share amounts attributable to common stockholders, such beneficial conversion feature is considered a deemed dividend and is deducted from the net loss for purposes of calculating basic and diluted loss per share for the first nine months of 2005.

John Cammarano, Adsouth’s Chief Executive Officer commented, “During the third quarter we continued to make progress in positioning AdSouth for the future and establishing the necessary financial discipline to mange our business. We continue to be focused on growing the Company by adding new product lines and diversifying our advertising client base. Our recent relocation to a new facility now offers us new opportunities to create additional revenue streams.” Mr. Cammarano added, “Our objective is to build scale and achieve a higher level of predictability in our business, which will improve our ability to execute the Company’s growth strategy and reduce any risk or dependencies on any single product or client. We believe this strategy will help support Adsouth’s transition to a profit oriented company and reduce the volatility in our quarter to quarter financial performance.”

The following tables reconcile basic earnings per common share to dilutive earnings per common share.

		Weighted
		Average	Net
		Shares	Income
	Net Income	Outstanding	Per Share
Three Months Ended September 30, 2005
Basic earnings per common share	$816,000	7,659,881	$0.11
Assumed conversion of Series B Preferred Stock	--	11,039,016	$(0.07)
Assumed conversion of options and warrants	--	198,896	0.00
Diluted earnings per share	$816,000	18,897,793	$0.04
Three Months Ended September 30, 2004
Basic earnings per common share	$107,000	5,869,881	$0.02
Assumed conversion of options and warrants	--	220,688	$0.00
Diluted earnings per share	$107,000	6,090,569	$0.02

Products Sector

Adsouth sells a range of products, both through direct marketing operations and sales to retail stores. Some of the products are not related to the others and have different distribution channels. There is typically a period of several months from the time that Adsouth acquires the right to distribute a product until it generates revenue from that product. During this period, Adsouth is engaged in marketing activities and thus is incurring costs before it can generate any revenue from a product. Before Adsouth sells products to retail accounts, it may use its direct marketing capability to introduce the product to market.

For the third quarter and first nine months of 2004, all product revenues were from sales of the Dermafresh line of products. During the third quarter of 2005 the product mix as a percentage of product revenue was 51% from the e70 product line, 26% from the Lip Solution product, 10% from the Hercules Hook product, 3% from the Dermafresh product line and 10% from other products. In the first nine months of 2005 the product mix as a percentage of product revenue was 48% from the Lip Solution product, 26% from the Dermafresh line, 19% from the e70 product line, 4% from the Hercules Hook product, and 3% from other products.

The products sector reported revenue of $1.5 million for the third quarter of 2005, compared to $922,000 for the third quarter of last year. Operating income was $186,000 for the third quarter of 2005, compared to $72,000 for same period in 2004. Net income was $165,000 for the third quarter of 2005, compared to $56,000 for the third quarter of last year.

For the first nine months of 2005 the product sector reported revenue of $3.9 million, compared to $928,000 for the first nine months of 2004. Operating income for the first nine months of 2005 was $236,000, compared to an operating loss of $755,000 for the same period last year. Net loss for the first nine months of 2005 was $317,000, compared to $739,000 for the first nine months of 2004. The product sectors net loss for the first nine months of 2005 includes $357,000 of loss from the early extinguishment of convertible notes that were issued in February and May 2005 and $143,000 of interest expense on the convertible notes that were extinguished in June 2005.

Advertising Sector

The advertising sector includes the placement of advertising in different media, the production of direct marketing commercials, and the planning and implementation of direct marketing programs for our clients. Both revenue and gross margins reflect services in addition to those of a typical advertising agency since the gross margin on advertising revenue is typically a percentage of the amount paid for the advertisement.

The advertising sector reported revenue of $5.1 million for the third quarter of 2005, compared to $1 million for the third quarter of last year. Operating income was $651,000 for the third quarter of 2005, compared to $51,000 for the same period last year. Net income for the advertising sector was $651,000 for the third quarter of 2005, compared to $51,000 for the third quarter of last year.

The advertising sectors revenue for the first nine months of 2005 was $5.8 million, compared to $2.9 million for the first nine months of last year. Operating income for the first nine months of 2005 was $147,000, compared to an operating loss of $2.8 million for the first nine months of last year, which included $3.5 million in expenses related to stock option grants. Net loss for the first nine months of 2005 was $98,000, compared to a net loss of $2.8 million for the same period in 2004. The net loss for the first nine months of 2005 includes $179,000 of loss from the early extinguishment of convertible notes that were issued in February and May 2005 and $66,000 of interest expense on the convertible notes that were extinguished in June 2005.

Balance Sheet

At September 30, 2005, available working capital was $2 million compared to a working capital deficiency of $916,000 at December 31, 2004. Working capital at September 30, 2005 includes $845,000 of cash. Stockholders equity at September 30, 2005 was $2.6 million compared to a capital deficiency of $557,000 at December 31, 2004. During the first nine months of 2005, $900,000 of working capital was provided by operations and $2.6 million was provided by the net proceeds of private placements (net of offering costs and convertible note repayments)

Guidance and Outlook

On August 16, 2005 we issued a press release disclosing that we believed our 2005 revenues will be at least $12 million and that we were suspending any guidance with respect to earnings. Such guidance has not changed as of the date of this press release.

About Adsouth Partners, Inc.

Adsouth Partners is a vertically integrated direct response marketing company that generates revenues from the placement of advertising, the production of advertisements, creative advertising and public relations consulting services. Since mid 2004, it has expanded its activities as it obtained the rights to products that it markets and sells to retail outlets. Adsouth Partners, through its product division DermaFresh, has previously announced shipments to several of the largest retailers in the country. A complete list is available on our website at http://www.adsouthinc.com and a preview of the products offered is available at http://www.dermafresh.com. Information on our websites and any other websites do not constitute a part of this press release.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the Safe Harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Events that may arise could prevent the implementation of any strategically significant plan(s) outlined above. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company's Form 10-KSB filing, its registration statements and other filings with the United States Securities and Exchange Commission (available at www.sec.gov). The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Selected financial information of our operating segments is presented in the following tables.

	Advertising	Products	Total
Three Months Ended September 30, 2005:
Revenues	$5,063,000	$1,452,000	$6,515,000
Costs and expenses (excluding non cash stock based compensation expense)	(4,363,000)	(1,247,000)	(5,610,000)
	700,000	205,000	905,000
Non cash stock based compensation	(49,000)	(19,000)	(68,000)
Operating income	651,000	186,000	837,000
Interest expense and factor discounts	(1,000)	(23,000)	(24,000)
Interest income	1,000	2,000	3,000
Net income	$651,000	$165,000	$816,000

Three Months Ended September 30, 2004:
Revenues	$1,028,000	$922,000	$1,950,000
Costs and expenses (excluding non cash stock based compensation)	(802,000)	(763,000)	(1,565,000)
	226,000	159,000	385,000
Non cash stock based compensation	(175,000)	(87,000)	(262,000)
Operating income	51,000	72,000	123,000
Interest expense	--	(16,000)	(16,000)
Net income	$51,000	$56,000	$107,000

	Advertising	Products	Total
Nine Months Ended September 30, 2005:
Revenues	$5,755,000	$3,921,000	$9,676,000
Costs and expenses (excluding non cash stock based compensation expense and non-recurring payments)	(5,416,000)	(3,556,000)	(8,972,000)
	339,000	365,000	704,000
Payments to settle arbitration and litigation matters	(100,000)	(25,000)	(125,000)
Non cash stock based compensation	(92,000)	(104,000)	(196,000)
Operating income (loss)	147,000	236,000	383,000
Interest expense and factor discounts	(67,000)	(198,000)	(265,000)
Interest income	1,000	2,000	3,000
Loss on early debt extinguishment	(179,000)	(357,000)	(536,000)
Net loss	$(98,000)	$(317,000)	$(415,000)

Nine Months Ended September 30, 2004:
Revenues	$2,884,000	$928,000	$3,812,000
Costs and expenses (excluding non cash stock based compensation expense)	(2,143,000)	(1,004,000)	(3,147,000)
	741,000	(76,000)	665,000
Non cash stock based compensation	(3,503,000)	(663,000)	(4,166,000)
Operating loss	(2,762,000)	(739,000)	(3,501,000)
Interest expense and factor discounts	--	(16,000)	(16,000)
Loss on sale of marketable securities	(10,000)	--	(10,000)
Net loss	$(2,772,000)	$(755,000)	$(3,527,000)

	September 30, 2005	December 31, 2004	Change

Cash	$845,000	$38,000	$807,000
Certificate of deposit (restricted)	102,000	100,000	2,000
Accounts receivable - net	686,000	36,000	650,000
Due from factor	234,000	--	234,000
Inventory	986,000	186,000	800,000
Marketable securities	33,000	--	33,000
Prepaid media	468,000	--	468,000
Other current assets	422,000	34,000	388,000
Accounts payable	(731,000)	(475,000)	(256,000)
Accrued salaries and payroll taxes	(29,000)	(261,000)	232,000
Deferred media revenue	(655,000)	--	(655,000)
Current debt	(120,000)	(354,000)	234,000
Other current liabilities	(191,000)	(220,000)	29,000
Working capital (deficiency)	$2,050,000	$(916,000)	$2,966,000

 CONTACT:
AdSouth Partners, Inc.
John Cammarano, 561-750-0410
or
Investor Relations:
Alliance Advisors
Alan Sheinwald, 914-244-0062
http://www.allianceadvisors.net